Exhibit 99.1

Telesis Bio Inc. Reports Third Quarter 2022 Financial Results

-- Record revenue of $6.7M in 3QFY22; Increase of 140% over $2.8M 3QFY21

-- BioXp® Kit Revenue increased to $884k, or 69% in 3QFY22 over 3QFY21

-- Increases revenue guidance to $23 million to $25 million for the full year fiscal 2022

SAN DIEGO, Calif.--(BUSINESS WIRE)—November 8, 2022—Telesis Bio Inc. (NASDAQ: DNAY), a company enabling customers to accelerate the reading and writing of biology, today reported financial results and business highlights for the third quarter ended September 30, 2022.

“We are continuing to execute to our plan of being the leader in benchtop automation for synthetic biology, multiomics and next-gen sequencing,” said Todd R. Nelson, Ph.D., CEO and Founder of Telesis Bio.

Dr. Nelson continued, "Beginning in Q1 of 2023, we will release additional BioXp® kits that will enable our customers to begin the cloning, amplification, and mRNA synthesis process from the customer’s own linear DNA or plasmid DNA. We believe providing scientists the flexibility to begin with their own materials as an optional starting point will further expand the utility, speed, and impact of our systems. This will allow us to deliver increased value to our customers and to access a significantly larger portion of the customer base. The new kits will also position us well to take increased share of the synthetic biology and multiomics markets, grow our revenue, and improve our margins.”

THIRD QUARTER 2022 FINANCIAL RESULTS

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Revenue: Revenue for the third quarter of 2022 was $6.7 million compared to $2.8 million for the same period in 2021.
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BioXp® Revenue: BioXp® revenue, which consists of instruments and kits, for the third quarter of 2022 was $2.6 million compared to $1.9 million for the same period in 2021.
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Cost of Revenues: Cost of revenues for the third quarter of 2022 was $3.0 million compared to $1.6 million for the same period in 2021.
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Gross Margin: Gross margin was 55% for the third quarter of 2022 compared to 42% for the same period in 2021.
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Operating Expenses: Total operating expenses for the third quarter of 2022 were $14.9 million compared to $10.6 million for the same period of 2021.

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Net Loss: Net loss attributable to common stockholders for the third quarter of 2022 was $12.3 million, or $0.42 per share, compared to $9.8 million, or $0.34 per share, for the same period of 2021.
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Cash Position: As of September 30, 2022, the Company had $49.9 million in cash, restricted cash, cash equivalents and short-term investments.

Recent Highlights

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Announced a plan to change its name to Telesis Bio Inc., to reflect portfolio growth and expansion to include an array of tools for both synthetic biology and multiomics applications.
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Launched and recorded its initial customer placements of the BioXp® 9600 system, the second release on the powerful and versatile BioXp® platform, targeting customers seeking a distributed automation platform with high throughput DNA synthesis and cloning capabilities.
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Launched BioXp® Error Corrected Libraries, expanding application of Telesis Bio’s proprietary error correction technology and enabling researchers to build DNA libraries of up to 64 million variants per well with two-fold greater fidelity than non-error corrected libraries without compromising on expected sequence diversity of amino acids.
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Participated in and presented at key industry conferences including the 7th Annual CAR-TCR Summit in Boston, MA and World of Technology & Science Conference in Utrecht, Netherlands.
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Announced development roadmap that beginning in Q1 of 2023 the Company will release additional BioXp® kits that enable scientists to begin the cloning, amplification, and mRNA synthesis process from the customers own linear DNA or plasmid DNA.
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Granted two patents; US 11,408,020 (Gibson assembly® technology) on August 9, 2022, and US 11,447,755 (Vibrio technology) on September 20, 2022.
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Continued progress with SOLA on the future BioXp® Digital-to-Biological Converter™ (BioXp® DBC) instrument for fully automated manufacturing of on-demand CRISPR-Cas9 guide RNA (gRNA), and announced initiation of work under a collaboration agreement with Cellibre to optimize the development and validation of the BioXp® DBC instrument for genome editing applications.

Updated 2022 Financial Guidance

For the full fiscal year 2022, Telesis Bio provided the following updated financial guidance:

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Revenue is now expected to be between $23 million and $25 million, an increase from previous guidance of $22 million to $24 million.
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Gross margin is expected to be within the 48% to 52% range, consistent with previous guidance.
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Operating expenses including R&D and SG&A are expected to be between $62 million and $65 million, consistent with previous guidance.
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Cash on hand is anticipated to be approximately $40 million at the end of 2022.

Webcast and Conference Call Information
Company management will host a conference call today, November 8, 2022, at 1:30 p.m. PDT / 4:30 p.m. EDT to discuss the financial results and other recent corporate highlights.

The press release and live audio webcast can be accessed via the Investor section of Telesis Bio’s website at www.telesisbio.com. The conference call can be accessed by registering at the following link: https://register.vevent.com/register/BI49e33f1c6b4f43358b820bbfd7b78ed6

Once registered, participants can dial in with an assigned personal PIN number or select the ‘Call Me’ option for an instant dial to your phone. Please log in approximately 5-10 minutes before the event to ensure a timely connection. The archived webcast will remain available for replay on Telesis Bio’s website for 30 days.

About Telesis Bio

Telesis Bio is empowering scientists with the ability to create novel, synthetic biology-enabled solutions for many of humanity’s greatest challenges. As inventors of the industry-standard Gibson Assembly® method and the first commercial automated benchtop DNA and mRNA synthesis system, Telesis Bio is enabling rapid, accurate and reproducible writing of DNA and mRNA for numerous downstream markets. The award-winning BioXp® system consolidates, automates, and optimizes the entire synthesis, cloning and amplification workflow. As a result, it delivers virtually error-free synthesis of DNA and RNA at scale within days and hours instead of weeks or months. Scientists around the world are using the technology in their own laboratories to accelerate the design-build-test paradigm for novel, high-value products for precision medicine, biologics drug discovery, vaccine and therapeutic development, genome editing, and cell and gene therapy. Telesis Bio is a public company based in San Diego. For more information, visit www.telesisbio.com.

Telesis Bio, the Telesis Bio logo, Gibson Assembly, and BioXp are trademarks of Telesis Bio Inc.

Forward-Looking Statements

This press release contains forward-looking statements. All statements other than statements of historical facts contained herein are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements include statements and guidance regarding Telesis Bio’s future financial performance as well as statements regarding the future release and success of new and existing products and services. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties, many of which are beyond our control, include risks described in the section entitled Risk Factors and elsewhere in our Quarterly Report on Form 10-Q, which is anticipated to be filed with the Securities and Exchange Commission on November 9, 2022. These forward-looking statements speak only as of the date hereof and should not be unduly relied upon. Telesis Bio disclaims any obligation to update these forward-looking statements.

Telesis Bio Inc.

Selected Balance Sheet Financial Data

(in thousands)

(unaudited)

	Septmber 30,	December 31,
	2022	2021
Balance Sheet Data:
Cash, restricted cash, cash equivalents and short-term investments	$49,930	$82,806
Working capital	49,377	83,451
Total assets	88,142	116,257
Total liabilities	34,834	25,473
Accumulated deficit	(105,609)	(65,270)
Total stockholders’ equity	53,308	90,784

Telesis Bio Inc.

Selected Statements of Operations Financial Data

(in thousands, except per share amounts)

	(unaudited)		(unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Revenue:
Product sales	$4,723	$2,180	$12,943	$6,099
Royalties and other revenue	1,952	606	5,023	1,866
Total revenue	6,675	2,786	17,966	7,965
Cost of revenue	3,016	1,624	8,817	4,548
Gross Profit	3,659	1,162	9,149	3,417
Operating expenses:
Research and development	5,816	3,593	19,321	9,217
Sales and marketing	3,833	2,955	11,808	7,881
General and administrative	5,261	4,055	16,621	9,596
Total operating expenses	14,910	10,603	47,750	26,694
Loss from operations	(11,251)	(9,441)	(38,601)	(23,277)
Interest expense, net	(319)	(381)	(954)	(1,001)
Change in fair value of derivative liabilities	(17)	15	(21)	(1,532)
Loss on extinguishment of debt	(727)	—	(727)	(618)
Other income (expense), net	6	(13)	(18)	(29)
Provision for income taxes	(6)	(4)	(18)	(10)
Net loss	$(12,314)	$(9,824)	$(40,339)	$(26,467)
Net loss per share, basic and diluted	$(0.42)	$(0.34)	$(1.37)	$(1.83)
Weighted average common shares used to compute net loss per share, basic and diluted	29,518,955	29,299,769	29,429,393	14,485,161

Contact:

Brent Hunter

Vice President of Finance

finance@telesisbio.com